   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999

                                                      REGISTRATION NO. 333-78231
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 5

                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                           RANGE RESOURCES CORPORATION


     RANGE OPERATING COMPANY                         RANGE GAS COMPANY
     RANGE PRODUCTION COMPANY                      LOMAK FINANCING TRUST
   BUFFALO OILFIELD SERVICES, INC.                 RRC OPERATING COMPANY
   RANGE ENERGY SERVICES COMPANY               RANGE ENERGY VENTURES CORPORATION
 RANGE RESOURCES DEVELOPMENT COMPANY               GULFSTAR ENERGY, INC.
       RANGE ENERGY I, INC.                        GULFSTAR SEISMIC, INC.
RANGE GATHERING & PROCESSING COMPANY

           (exact name of registrants as specified in their charters)

     DELAWARE                                         34-1312571
       OHIO                                           34-1198756
     DELAWARE                                         75-1722213
       OHIO                                           34-1458616
     DELAWARE                                         75-2423912
     DELAWARE                                         34-1772901
     DELAWARE                                         52-1996729
     DELAWARE                                         52-2016991
     DELAWARE                                         52-2016989
     DELAWARE                                         __________
      OHIO                                            34-1570492
     DELAWARE                                         76-0405733
     DELAWARE                                         76-0328570
     DELAWARE                                         76-0428570
(state or jurisdiction of incorporation     (I.R.S. employer identification no.)
 or organization)

                                      1311
                          (Primary Standard Industrial
                           Classification Code Number)

                                                     JOHN H. PINKERTON
        500 THROCKMORTON STREET                    500 THROCKMORTON STREET
        FORT WORTH, TEXAS 76102                    FORT WORTH, TEXAS 76102
             (817) 870-2601                            (817) 870-2601
     (Address, including zip code,           (Name, address, including zip code,
and telephone number, including area code,     and telephone number, including
of Registrant's principal executive offices)  area code, of agent for service)

                               ------------------

                                    Copy to:

                                  J. MARK METTS
                             VINSON & ELKINS L.L.P.
                              2300 FIRST CITY TOWER
                                   1001 FANNIN
                            HOUSTON,TEXAS 77002-6760
                            TELEPHONE: (713) 758-2222
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                               ------------------

        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                 SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999
                           RANGE RESOURCES CORPORATION

                                  $125,000,000

                                 DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                    WARRANTS
                                       AND
                          GUARANTEES OF DEBT SECURITIES


         We plan to offer and issue from time to time to the owners of businesses, securities and/or assets we may acquire in the future in one or more classes or series and in amounts with an aggregate initial offering price of up to $125,000,000: (i) debt securities; (ii) common stock; (iii) preferred stock;
(iv) depositary shares relating to preferred stock; (v) warrants to purchase debt securities, common stock or preferred stock; and (vi) guarantees of one or more subsidiaries of Range of the payment of debt securities issued by Range. The specific terms upon which we will issue these securities will be determined by negotiation with the owners of the businesses, securities or assets we acquire. We expect the securities we issue in an acquisition to be reasonably related to prevailing market prices of such securities at or near the time we enter an acquisition agreement or consummate the acquisition.

         The terms of the common stock are described in this prospectus. This prospectus also describes the terms of the debt securities, preferred stock, depositary shares, warrants and guarantees of debt securities that are common to all such securities. We will provide descriptions of the remaining terms of any such securities in supplements to this prospectus prior to issuing those securities.

         We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing the securities in acquisitions, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

         All of the shares of common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus by the persons who receive common stock in acquisitions or exchanges.

         Our common stock trades on the New York Stock Exchange under the symbol "RRC." YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST. IN PARTICULAR, READ THE SECTION OF THE PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 TO UNDERSTAND THE RISKS THAT MAY BE ASSOCIATED WITH THE PURCHASE OF OUR SECURITIES.

                           ---------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


                The date of this prospectus is September __, 1999

                                TABLE OF CONTENTS


                                                                                   PAGE
                                                                                   ----
About This Prospectus                                                               3

Forward-Looking Statements                                                          3

Range                                                                               3

Risk Factors                                                                        4

Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred
Stock Dividends                                                                     8

Transaction Terms                                                                   8

Description of Debt Securities                                                      9

Description of Other Indebtedness                                                   15

Description of Capital Stock                                                        16

Description of Depositary Shares                                                    17

Description of Warrants                                                             19

Description of Guarantees                                                           20

Selling Security Holders                                                            21

Plan of Distribution                                                                21

Legal Matters                                                                       21

Experts                                                                             22

Where You Can Find More Information                                                 22

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may, over the next two years, offer and issue any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $125,000,000. In addition, all of the shares of common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus by the persons who receive the common stock in acquisitions. This prospectus provides you with a general description of the securities we may offer and issue and the common stock that may be offered and sold by selling security holders. Each time we issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that issuance. Each time a selling security holder sells common stock, we will provide a prospectus supplement that contains specific information about the identity of the selling security holder and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained in this prospectus, any prospectus supplement or any document that we have referred you to. We have not authorized anyone to provide you with different information. We and the selling security holders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. Some of the risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

         o  the volatility of oil and natural gas prices;

         o  the uncertainty of estimates of oil and natural gas reserves;

         o  the impact of competition;

         o difficulties encountered during the exploration for and production of oil and natural gas;

         o the difficulties encountered in delivering oil and natural gas to commercial markets;

         o  changes in customer demand;

         o  the uncertainty of our ability to attract capital;

         o changes in the extensive government regulations regarding the oil and natural gas business; and

         o  compliance with environmental regulations.

         The information contained in this prospectus, including the information set forth under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

         Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                      RANGE

         Range is an independent oil and gas company operating in the following core areas of operation: the Appalachian, Permian, Midcontinent and Gulf Coast regions. Range seeks to build value through a balanced approach of low-risk development and acquisition, higher-risk exploitation and exploration and producer financing. Through its Independent Producer Finance ("IPF") subsidiary, Range engages in producer financing activities by purchasing term overriding royalties in oil and gas properties.

         In pursuing this strategy, Range has concentrated its activities in selected geographic areas. In each core area, we have established operating, engineering, geoscience, marketing and acquisition expertise. At December 31, 1998, Range had combined proved reserves totaling 796 Bcfe, having a pre-tax present value at constant prices on that date of $555 million. On an Mcfe basis the reserves are 80% natural gas, are 80% operated by Range and have a reserve life index in excess of 13 years. The reserve life index is a measure of the estimated life of our reserves and is calculated by dividing the proven reserves at the end of a year by the production during that year. The after-tax present value ("standardized measure") of the Company's reserves at December 31, 1998 was $517 million.

         In August 1998, the stockholders of Lomak Petroleum, Inc. ("Lomak") approved the acquisition via merger (the "Merger") of Domain Energy Corporation ("Domain"). As a result of the Merger, Domain became a wholly-owned subsidiary of Lomak. Simultaneously, Lomak stockholders approved changing our name to Range Resources Corporation. Range's common stock is listed on the New York Stock Exchange under the symbol "RRC." Our executive offices and operating headquarters are located at 500 Throckmorton Street, Fort Worth, Texas 76102, and our telephone number at those offices is (817) 870-2601.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider and evaluate all of the information relating to the following risk factors.

OIL AND GAS PRICES ARE VOLATILE AND EXTENDED DECLINES IN OIL AND GAS PRICES CAN AFFECT OUR BUSINESS.

         Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to a variety of factors beyond our control. These factors include:

         o  weather conditions in the United States and elsewhere;

         o  economic conditions in the United States and elsewhere;

         o  actions of the Organization of Petroleum Exporting Countries
            ("OPEC");

         o  governmental regulation;

         o  political stability in the Middle East and elsewhere;

         o  the supply and demand of oil and gas;

         o  the price of foreign imports; and

         o  the availability and prices of alternative fuel sources.

         Any substantial prices of and demand for oil and gas would impact many aspects of our business such as:

         o  our revenues, cash flows and earnings;

         o  the value of our oil and gas properties;

         o  our ability to maintain or increase our borrowing capacity;

         o our ability to obtain additional capital to finance our operations and the cost of that capital; and

         o the profit or loss we incur in exploring for and developing our reserves.

         Volatile oil and gas prices make it difficult to estimate the value of producing properties we may acquire and also make it difficult for us to budget for and project the return on acquisitions and development and exploitation projects.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

         This prospectus contains estimates of our oil and gas reserves and the future net revenues from those reserves which we and our independent petroleum consultants have prepared. Reserve engineering is a subjective process of estimating our recovery from underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of our reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of our economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as

         o historical production from the area compared with production from other producing areas;

         o  the assumed effects of regulations by governmental agencies; and

         o assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and costs to restore or increase production on a producing well.

         Because reserve estimates are to some degree speculative, our estimates of

         o  the quantities of oil and gas that we ultimately recover;

         o  our production and operation costs;

         o  the amount of timing of our future development expenditures; and

         o  our future oil and gas sales prices

may all vary from those assumed in our estimates and such variances may be material. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves reported in this prospectus. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

WE MAY BE UNABLE TO REPLACE RESERVES WHICH WE HAVE PRODUCED.

         Our future success depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable. Our proved reserves will decline as they are produced unless we conduct successful exploration or development activities or acquire properties containing proved reserves. We must do this even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance these activities. We cannot assure you that our planned development projects and acquisition activities will result in significant additional reserves or that we will drill productive wells at economic returns. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating well is uncertain, and our drilling or production may be curtailed or delayed as a result of many factors.

RISKS ASSOCIATED WITH OUR IPF PROGRAM MAY AFFECT OUR REVENUES.

         Our Independent Producer Finance ("IPF") program involves an up-front cash payment for the purchase of a term overriding royalty interest through which we receive an agreed upon share of revenues from identified properties. The producer's obligation to deliver these revenues to us is nonrecourse to the producer. The producer generally is not liable to us for any failure to meet its payment obligation unless the producer fails to operate prudently, there is a title failure or certain other events within the producer's control occur. Consequently, our ability to realize successful investments through our producer finance business is subject to our ability to estimate accurately the volumes of recoverable reserves from which the applicable production payment is to be discharged and the operator's ability to recover these reserves. Because our interest constitutes a property interest, if a producer is declared bankrupt or insolvent, our interest would be outside of the reach of the producer's creditors. However, if a creditor, the producer as debtor-in-possession or a trustee for the producer in a bankruptcy proceeding were to argue successfully that the transaction should be characterized as a loan, we may have only a creditor's claim for repayment of the amounts advanced. Our ownership in these production payments is a non-operating interest. As a result, our ownership of these production payments should not expose us to liability resulting from the ownership of direct working interests, such as environmental liabilities and liabilities for personal injury or death or property damage. Finally, the producer's obligation to deliver a specified share of revenues to us is subject to the ability of the burdened reserves to produce such revenues. As a result, we bear the risk that future revenues we receive will be insufficient to amortize the purchase price we paid for the interest or to provide any investment return to us.

OUR DEVELOPMENT AND EXPLORATION RISKS MAY INCREASE AS WE INCREASE OUR DEVELOPMENT AND EXPLORATION ACTIVITIES.

         We intend to increase our development and exploration activities. Exploration drilling, and to a lesser extent development drilling, involve a high degree of risk that we might not obtain commercial production or that the production will be insufficient to recover our drilling and completion costs. The cost of drilling, completing and operating wells is uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including

         o  title problems,

         o  weather conditions,

         o  compliance with governmental requirements and

         o  shortages or delays in the delivery of equipment.

Furthermore, completion of a well does not assure us a profit on our investment or the recovery of our drilling, completion and operating costs.

OUR FUTURE ACQUISITIONS MAY BE SUBJECT TO RISKS ARISING FROM OWNERSHIP OF REAL PROPERTY.

         We intend to continue acquiring oil and gas properties. It generally is not feasible for us to review in detail every individual property we acquire. Ordinarily, our review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when we do perform an inspection.

WEATHER, UNEXPECTED SUBSURFACE CONDITIONS AND OTHER UNFORSEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR OIL AND GAS ACTIVITIES.

         The oil and gas business involves a variety of operating risks such as

         o unexpected formations or pressures which may require a well to be re-drilled or other corrective action to be taken,

         o uncontrollable flows of oil, gas, brine or well fluids into the environment, and

         o  blowouts, cratering, fires, explosions, pipeline ruptures or spills.

The occurrence of any of these events could result in

         o  personal injuries,

         o  loss of life,

         o  property or equipment damage,

         o  environmental pollution,

         o  suspension of operations, and

         o  substantial financial losses.

Although we carry insurance which we believe is reasonable, we are not fully insured against all risks. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our financial condition and results of operations.

         From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which we own an interest have been subject to production curtailments. The curtailments vary from a few days to several months. In most cases, we are provided only limited notice as to when production will be curtailed and the duration of such curtailments.

         Certain of our properties are located offshore in the Gulf of Mexico and are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions. Offshore operations are also subject to more extensive governmental regulation.

WE MAY NOT HAVE PRODUCTION TO OFFSET HEDGES; BY HEDGING, WE MAY NOT BENEFIT FROM PRICE INCREASES.

         Part of our business strategy is to reduce our exposure to the volatility of oil and gas prices by hedging a portion of our production. We enter into short positions through fixed price swaps or options. We do not generally trade directly utilizing NYMEX futures. Our hedges have in the past involved fixed price arrangements and other price arrangements at a variety of prices, floors and caps. We may in the future enter into oil and natural gas futures contracts, options and swaps.

         Our hedging activities are subject to a number of risks including instances in which

         o our production is less than we expected,

         o there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those points to which we typically deliver our production, or

         o our customers or the counterparties to our futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas.

Additionally, our fixed price sales and hedging contracts limit the benefits we will realize if actual prices rise above the contract prices. We may in the future increase the percentage of our production covered by hedging arrangements.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

         Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may

         o  require that we acquire permits before commencing drilling,

         o restrict the substances that can be released into the environment in connection with drilling and production activities,

         o limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas, or

         o require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells.

         Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages. We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from properties in the event of environmental damages.

OUR CHAIRMAN HAS A BUSINESS INTEREST IN ANOTHER OIL AND GAS COMPANY THAT COULD COMPETE WITH OUR BUSINESS.

         Our Chairman, Thomas J. Edelman, is also the Chairman, President and Chief Executive Officer of Patina Oil & Gas Company ("Patina"), a publicly traded oil and gas company. We currently have no existing business relationships with Patina, and Patina does not own any of our securities. However, as a result of Mr. Edelman's position in Patina, conflicts of interests may arise between Patina and us. We have board policies that require Mr. Edelman to give us notification of any potential conflicts that may arise between Patina and us. We cannot assure you that we will not compete with Patina for the same acquisition or encounter other conflicts of interest.

WE FACE A THREAT OF BUSINESS DISRUPTION FROM THE YEAR 2000 ISSUE.

         The year 2000 issue refers to the inability of computer and other information technology systems to properly process date and time information, stemming from the outdated programming practice of using two digits rather than four to represent the year in a date. The consequence of the year 2000 issue is that computer and embedded processing systems are at risk of malfunctioning, particularly during the transition from 1999 to 2000. The effects of the year 2000 issue are exacerbated by the interdependence of computer and telecommunications systems throughout the world. This interdependence also exists among Range and our vendors, customers and business partners, as well as with regulators in the United States.

         Our operations are highly dependent on automation. The risks to us associated with the year 2000 issue fall into three general areas:

         o failure of our financial and administrative systems which could result in our receiving incorrect information upon which we base decisions;

         o failure of the embedded systems which control our highly automated production facilities; and

         o failure of our suppliers and purchasers to correct their year 2000 problems.

Please read our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, both of which are incorporated by reference into this prospectus, for a discussion of our preparedness with respect to year 2000 issues.


                     RATIOS OF EARNINGS TO FIXED CHARGES AND
             EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         Our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:


                                                                     YEAR ENDED DECEMBER 31
                                                               1994    1995     1996   1997   1998
                                                               ----    ----     ----   ----   ----
Ratio of earnings to fixed charges......................       2.0x    2.1x     3.6x   (a)     (a)
Ratio of earnings to fixed charges and preferred stock
dividends...............................................       1.7x    1.9x     2.7x   (a)     (a)


-------------
(a) Our historical earnings for the years ended December 31, 1997 and 1998 were insufficient to cover our fixed charges. The amounts of the deficiencies were $35.2 million and $229.6 million in 1997 and 1998, respectively, for the ratio of earnings to fixed charges and $37.5 million and $232.0 million, respectively, for the ratio of earnings to fixed charges and preferred stock dividends.

These ratios are based on continuing operations. "Earnings" is determined by adding:

         o  income before income taxes, and

         o  fixed charges, net of interest capitalized.

"Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of Range.

                                TRANSACTION TERMS

         This prospectus covers up to $125,000,000 of our securities that we may issue in connection with certain asset acquisitions, stock acquisitions, mergers, consolidations or securities exchange offers. In addition, persons who receive our securities pursuant to any of these transactions may resell those securities under the Form S-4 shelf registration statement filed with this prospectus. We expect that the terms of any transaction we engage in will be determined through negotiations with and among the persons who are interested parties in the transaction. The securities we issue for each transaction will be valued at prices reasonably related to market prices either when the transaction agreement is entered into or when we deliver the securities.

         At the time we complete a definitive agreement for any transaction described above, we will inform you of the transaction in a post-effective amendment to our S-4 shelf registration statement or by a prospectus supplement. At that time, we will disclose and describe, if applicable and available,

         o  The materials terms of the transaction;

         o  Our rationale and motivation for the transaction;

         o A comparison of the percentage of outstanding shares entitled to vote on the transaction held by the directors, executive officers and affiliates of us and the company we propose to engage in the transaction with;

         o Whether we or another party to the transaction must comply with any federal or state regulatory requirements or whether any federal or state regulatory agency must approve any material aspect of the transaction;

         o Whether dissenter's rights of appraisal exist for the proposed transaction;

         o  Pro forma financial information based on the proposed transaction;

         o Any material contracts with any other companies involved in the transaction;

         o  The tax consequences of the transaction;

         o  The accounting treatment of the transaction;

         o  The company we acquire;

         o Historical and pro forma book value, cash dividend and income (loss) per share for the company we acquire;

         o The market value of the securities of the company we acquire and the market value of our securities as of the date preceding public announcement of the transaction; and

         o An explanation of any material differences between the rights of securities holders of the company we may acquire and the rights of holders of our securities.

         In addition, we will deliver with the post-effective amendment or prospectus supplement a copy of any proposed transaction agreement, a copy of our latest 10-K and any other documents that are material to the proposed transaction.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities will be issued under an indenture between us and a trustee chosen by us. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.

         The following description highlights the general terms and provisions of the debt securities. The summary is not complete. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

         The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

GENERAL

         Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior indebtedness.

         The indenture does not limit the aggregate principal amount of debt securities that can be issued. The debt securities may be issued in one or more series as may be authorized from time to time by Range.

         A prospectus supplement and a supplemental indenture relating to any series of debt securities being issued will include specific terms relating to the transaction. These terms will include some or all of the following:

         o  the title of the debt securities;

         o  the total principal amount of the debt securities;

         o the dates on which the principal and premium, if any, of the debt securities will be payable;

         o the interest rate (or method of determining the rate) which the debt securities will bear and the interest payment dates for the debt securities;

         o the place where we will pay (or the method of payment of) principal, premium and interest on the debt securities;

         o  any optional redemption periods and prices;

         o whether we will issue the debt securities in registered or bearer form;

         o any special provisions relating to bearer securities or global securities representing individual bearer securities;

         o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

         o any rights of the holders of the debt securities to convert or exchange the debt securities into or for other securities or property and the terms and conditions of the conversion or exchange;

         o the denominations in which we will issue the debt securities, if other than $1,000 and any integral multiple thereof;

         o the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

         o if prior to maturity the actual principal amount of the debt securities payable at maturity is not determinable, the manner in which we will determine the deemed principal amount of the debt securities payable at maturity;

         o  any changes or additions to the defeasance or discharge provisions;

         o the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar;

         o if other than the entire principal amount, the portion of the principal amount of the debt securities (a) payable if the maturity of the debt securities is accelerated or (b) provable in bankruptcy;

         o any provisions relating to any security provided for the debt securities;

         o  any change in or addition to the events of default;

         o whether we will issue the debt securities in the form of global securities and the terms and conditions of the global securities;

         o any trustees, authenticating or paying agents, transfer agents or registrars with respect to the debt securities;

         o any change or addition to the covenants, definitions or to the provisions relating to our consolidation, merger, sale or conveyance of assets;

         o  the terms of any guarantee of the debt securities;

         o  any subordination provisions relating to the debt securities;

         o the dates for certain required reports to the trustee relating to debt securities which do not bear interest; and

         o  any other terms of the debt securities.

         The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that may be authorized by us.

         We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

         Range may issue the debt securities in registered form without coupons, in bearer form with or without coupons or in the form of one or more global securities, as described below under the heading "Global Securities." Unless specified by us otherwise in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple of $1,000. Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. The denomination of debt securities denominated in a foreign or composite currency will be described in a prospectus supplement. If debt securities are issuable as bearer securities, certain special limitations and considerations, which will be described in a prospectus supplement, will apply.

         You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose, without payment of any service charge except for any tax or governmental charge. Bearer securities will be transferable only by delivery. We will describe the specific terms for the exchange of bearer securities in a prospectus supplement.

         Range will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose. Range may choose to make any interest payment on a registered security (a) by check mailed to the address of the holder as such address shall appear in the register or (b) if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register. Range will make interest payments to the person in whose name the debt security is registered at the close of business on the day specified by Range.

         We will make no payment of principal, premium or interest on bearer securities at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

         We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

         We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

         After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

         We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities. The laws of some States require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

         Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

         We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

         If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Range within ninety days, Range will issue individual debt securities in exchange for such global security. In addition, Range may at any time in its sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

         None of Range, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and Range, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

SUBORDINATION

         Debt securities may be subordinated to senior indebtedness to the extent set forth in the applicable prospectus supplement. Range currently conducts substantially all its operations through subsidiaries, and, subject to the terms of any guarantee that may be entered into in connection with the issuance of a series of debt securities, the holders of debt securities, whether or not subordinated debt securities, will generally have a junior position to the creditors of Range's subsidiaries.

         Under the indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all debt of Range designated as "Senior Indebtedness." Upon distribution of Range's assets to our creditors or upon the liquidation or dissolution of Range or in a bankruptcy or similar proceedings relating to Range or its property, holders of our Senior Indebtedness will be entitled to receive payment in full in cash before the holders of the subordinated debt securities can receive any payment with respect to the subordinated debt securities. The indenture also provides that no payment of principal, interest and any premium on the subordinated indebtedness securities may be made if:

         o we fail to pay the principal, interest or any premium on any senior indebtedness within any applicable grace period, or

         o any other default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated.

         Additionally, if we otherwise have a default with respect to senior indebtedness and the maturity of the senior indebtedness could be accelerated as a result of such default, then the representatives of the holders of such indebtedness that has been designated as "Designated Senior Indebtedness" may require that we suspend any payment on the subordinated debt securities for a period of 180 days. Not more than one suspension may occur in any consecutive 360- day period.

         Senior indebtedness means our indebtedness that is designated as such by our board of directors or in a supplemental indenture at the time that the terms of the subordinated debt are established. The indenture will not limit the amount of Senior Indebtedness that we may incur.

         By reason of the subordination, in the event of Range's insolvency, our creditors who are holders of senior indebtedness, as well as certain general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

         The indenture generally permits a consolidation or merger between us and another corporation or other entity. It also permits the sale or lease by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation or other entity shall assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the covenants in the indenture.

         We are only permitted to consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indenture. The remaining or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor entity may exercise our rights and powers under the indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we consolidate or merge with or into any other entity or sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under the indenture and under the debt securities.

MODIFICATION OF INDENTURE

         We may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

         o to evidence the succession of another person to our rights and the assumption by the successor of our covenants and obligations in the indenture and the debt securities;

         o to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us in the indenture;

         o  to add any events of default;

         o to cure any ambiguity, defect or inconsistency, to secure the debt securities, or to make any change that does adversely affect the rights of any holders;

         o to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

         o to add to or change any provision of the indenture to provide that bearer securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as any such action does not adversely affect the interests of the holders of debt securities nor permit or facilitate the issuance of debt securities of any series in uncertificated form;

         o to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

         o in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior debt under such provisions;

         o to add guarantees for any or all of the debt securities or to secure any or all of the debt securities;

         o to make any change that does not adversely affect the rights of any holder;

         o to add to, change or eliminate any provision of the indenture, so long as any such addition, change or elimination will (a) neither apply to any debt security of any series created prior to the modification which is entitled to the benefit of the provision nor modify the rights of the holders of any such debt security with respect to the provision or (b) become effective only when there is no debt security outstanding;

         o to evidence and provide for a successor or other trustee with respect to the debt securities of one or more series and to add to or change any provision of the indenture to provide for or facilitate the administration of the indenture by more than one trustee;

         o to establish the form or terms of debt securities and coupons of any series; and

         o to provide for uncertificated debt securities in addition to or in place of certificated debt securities.

         We may modify and amend the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided, however, that such modifications may not, without the consent of the holder of each outstanding debt security of each series affected thereby:

         o reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

         o reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon;

         o reduce the principal of or extend the stated maturity of any debt security;

         o reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

         o make any debt security or coupon payable in a currency other than that stated in the debt security;

         o in the case of any subordinated debt security or related coupons, make any change in the subordination provisions of the indenture that adversely affects the rights of any holder under the provisions;

         o release any security that may have been granted with respect to the debt securities;

         o impair the right of a holder of debt securities to receive payment of principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of or with respect to such holder's debt securities;

         o make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

         o change any obligation of Range provided for in the indenture to pay additional interest with respect to bearer securities; or

         o limit the obligation of Range to maintain a paying agency outside the United States for payment on bearer securities or limit the obligation of Range to redeem certain bearer securities.

EVENTS OF DEFAULT

         "Event of Default", with respect to any series of debt securities, means any of the following:

         o failure to pay interest on any debt security of that series for 30 days;

         o failure to pay the principal or any premium on any debt security of that series when due;

         o  failure to deposit any sinking fund payment when due;

         o failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

         o failure to perform any other covenant with respect to that series in the indenture that continues for 90 days after being given written notice;

         o certain events in bankruptcy, insolvency or reorganization of Range or a significant subsidiary that has guaranteed the payment of such series of debt securities;

         o the entry of a judgment in excess of $20 million against Range or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

         o any other event of default included in the indenture or any supplemental indenture.

         An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

         If an event of default relating to certain events in bankruptcy, insolvency or reorganization of Range occurs and continues, the entire principal of all the debt securities of all series will be due and payable immediately. If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or in the making of any sinking fund payment) if it considers such withholding of notice to be in the interests of the holders.

         Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

         No holder of any debt security can institute any action or proceeding with respect to the indenture unless the holder gives written notice of an event of default to the trustee, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series shall have requested the trustee to institute the action or proceeding and has appropriately indemnified the trustee, and the trustee has failed to institute the action or proceeding within a specified time period.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

         Discharge. Except as described below, we will be discharged from our obligations under the indenture with respect to any series of debt securities by either paying the principal of, any premium and interest on all of the outstanding debt securities of such series when due and payable or delivering to the trustee all outstanding debt securities of such series for cancellation. We will not be able to discharge the following obligations:

         o the rights of holders of debt securities to receive payments of principal, premium and interest, if any, when due;

         o our obligation to issue temporary debt securities or to replace mutilated, lost, destroyed or stolen debt securities;

         o our obligation to maintain an office or agency for payments to holders of debt securities; and

         o  the rights, powers, trusts, duties and immunities of the Trustee.

         Legal Defeasance. We may be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government obligations to pay the principal of, any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series. If that happens, payment of the debt securities of such series may not be accelerated because of an event specified as an event of default with respect to such debt securities, and the holders of the debt securities of such series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

         We may be discharged only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

         Covenant Defeasance. We may omit to comply with certain restrictive covenants contained in the indenture and any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of any series. We may omit to comply with such covenants only if, among other things:

         o we deposit with the trustee sufficient cash or government obligations to pay the principal of, any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series; and

         o we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance.

         Effect of Discharge and Defeasance. Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

THE TRUSTEE

         We may appoint a separate trustee for any series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business and the trustee may own debt securities and serve as trustee under our other indentures.

GOVERNING LAW

         The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                        DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

         We maintain a $400 million revolving bank facility (the "Credit Facility") with a syndication of 11 banks for which Bank One Texas, N.A. is the administrative agent. The Credit Facility provides for a borrowing base, which is subject to semi-annual redeterminations. At April 30, 1999, the borrowing base on the facility was $385 million of which $16.9 million was available to be drawn. Interest is payable quarterly and the loan matures in February 2003. A commitment fee is paid quarterly on the undrawn balance at a rate of .25% to
 .375% depending upon the percentage of the borrowing base not drawn. It is our policy to extend the term period of the Credit Facility annually. Until amounts under the Credit Facility are reduced to $300 million or the redetermined borrowing base, the interest rate will be LIBOR plus 1.75% and increased to LIBOR plus 2.0% on May 1, 1999. When outstanding amounts are reduced to levels at or below $300 million or the redetermined borrowing base, the interest rate on the Credit Facility will return to interest at prime rate or LIBOR plus .625% to 1.125% depending on the percentage of borrowing base drawn. If amounts outstanding under the Credit Facility exceed the higher of the redetermined borrowing base or $300 million on August 31, 1999, then we will have 10 days to repay any excess. At March 31, 1999, we classified $55.2 million of borrowings under the Credit Facility as current to reflect an estimate of the amounts outstanding that will be repaid during the next twelve months. The weighted average interest rates on these borrowings were 7.3% and 6.8% for the year ended December 31, 1997 and quarter ended March 31, 1999, respectively.

IPF CREDIT FACILITY

         IPF has a $150 million revolving credit facility (the "IPF Facility") with two banks for which Compass Bank is the agent and through which it finances its activities. The IPF Facility matures July 1, 2001 at which time all amounts owed thereunder are due and payable. The IPF Facility is secured by substantially all of IPF's assets and is non-recourse to us. The Company has no obligations or rights as to the IPF Facility. The borrowing base under the IPF Facility is subject to redeterminations, which occur routinely during the year. On April 30, 1999, the borrowing base on the IPF Facility was $56.5 million, which was fully drawn. As such, IPF has no capacity to make any additional loans except through the use of operating cash inflows which occur routinely throughout any given month. The IPF Facility bears interest at prime rate or interest at LIBOR plus a margin of 1.75% to 2.25% per annum depending on the total amount outstanding. Interest expense during the first quarter of 1999 amounted to $1.1 million and is included in IPF expenses on the statement of income. IPF pays a commitment fee quarterly on the average undrawn balance at a rate of 0.375% to 0.50%. Range has no obligations with respect to the commitment fee. If an interest or commitment fee goes unpaid for five days beyond a due date, the lenders may declare all obligations immediately due and payable. The weighted average interest rate on these borrowings was 7.2% on March 31, 1999.

8.75% NOTES

         Our $125 million principal amount 8.75% Senior Subordinated Notes due 2007 (the "8.75% Notes") are not redeemable prior to January 15, 2002. Thereafter, the 8.75% Notes are subject to redemption at our option, in whole or in part, at redemption prices beginning at 104.375% of the principal amount and declining to 100% in 2005. The 8.75% Notes are our unsecured general obligations and are subordinated to all of our senior debt (as defined). The 8.75% Notes are guaranteed on a senior subordinated basis by all of our subsidiaries and each guarantor is our wholly owned subsidiary. The guarantees are full, unconditional and joint and several.

6% DEBENTURES

         Our $55 million principal amount 6% Convertible Subordinated Debentures Due 2007 (the "Debentures") are convertible into shares of our Common Stock at the option of the holder at any time prior to maturity. The Debentures are convertible at a conversion price of $19.25 per share, subject to adjustment in certain events. Interest is payable semi-annually. The Debentures will mature in 2007 and are not redeemable prior to February 1, 2000. The Debentures are our unsecured general obligations subordinated to all of our senior indebtedness (as defined). During the second quarter of 1999, approximately $3.6 million of the Debentures were exchanges for 496,400 shares of Common Stock at the election of the Debenture holders.

5.75% TRUST CONVERTIBLE PREFERRED SECURITIES

         On October 16, 1997, we issued $120 million of 5 3/4% trust convertible preferred securities (the "Convertible Preferred Securities") through a newly-formed affiliate Lomak Financing Trust (the "Trust"). The Trust issued 2,400,000 shares of the Convertible Preferred Securities at $50 per share. Each Convertible Preferred Security is convertible at the holder's option into 2.1277 shares of Common Stock, representing a conversion price of $23.50 per share. During the second quarter of 1999, approximately $2.3 million of the Convertible Preferred Securities were exchanged for 202,145 shares of Common Stock at the election of the holders of Convertible Preferred Securities.

         The Trust invested the $120 million of proceeds in our 5 3/4% convertible junior subordinated debentures (the "Junior Debentures"). In return, we used the net proceeds from the issuance of the Junior Debentures to repay a portion of our credit facility. The sole assets of the Trust are the Junior Debentures. The Junior Debentures and the related Convertible Preferred Securities mature on November 1, 2027. We and the Trust may redeem the Junior Debentures and the Convertible Preferred Securities, respectively, in whole or in part, on or after November 4, 2000. For the first twelve months thereafter, redemptions may be made at 104.025% of the principal amount. This premium declines proportionally every twelve months until November 1, 2007, when the redemption price becomes fixed at 100% of the principal amount. If we redeem any Junior Debentures prior to the scheduled maturity date, the Trust must redeem Convertible Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Debentures we redeem.

         We have guaranteed the payments of distributions and other payments on the Convertible Preferred Securities only if and to the extent that the Trust has funds available. Our guarantee, when taken together with our obligations under the Junior Debentures and related indenture and declaration of trust, provide a full and unconditional guarantee of amounts due on the Convertible Preferred Securities.

                          DESCRIPTION OF CAPITAL STOCK

         At August 6, 1999, our authorized capital stock consisted of:

         o 10,000,000 shares of preferred stock, par value $1.00 per share, of which 1,149,840 shares designated as $2.03 Convertible Exchangeable Preferred Stock, Series C, were outstanding; and

         o 50,000,000 shares of common stock, par value $.01 per share, of which 37,156,103 shares were outstanding.

COMMON STOCK

         Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. Certain of our debt instruments restrict the payment of cash dividends.

         Voting Rights. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to cumulative voting rights.

         Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer under this Prospectus will also be fully paid and non-assessable.

         Other Rights. Common stockholders are not entitled to preemptive rights. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

         Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "RRC." Any additional common stock we issue will also be listed on the NYSE.

PREFERRED STOCK

         The following sets forth certain general terms and provisions of our authorized serial preferred stock. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement.

         Our board of directors can, without approval of stockholders, issue one or more series of serial preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

         One series of serial preferred stock, designated $2.03 Convertible Exchangeable Preferred Stock, Series C, is currently outstanding. That series has the following principal terms:

         o Dividends. The $2.03 Convertible Preferred Stock bears an annual dividend rate of $2.03 payable quarterly. If dividends have not been paid on the $2.03 Convertible Preferred Stock, then we cannot redeem or pay dividends on our common stock or other shares of stock ranking junior to the $2.03 Convertible Preferred Stock.

         o Voting Rights. The holders of the $2.03 Convertible Preferred Stock are entitled to one vote for each share owned. Additionally, if dividends remain unpaid for six full quarterly periods, or if any future class of preferred stockholders is entitled to elect members of the board of directors based on actual missed and unpaid dividends, the number of members of our board of directors will be increased to such number as may be necessary to entitle the holders of the $2.03 Convertible Preferred Stock and such other future preferred stockholders, voting as a single class, to elect one-third of the members of the board of directors. No new serial preferred stock can be created with rights superior to those of the $2.03 Convertible Preferred Stock, as to dividends and liquidation rights, without the approval of the holders of a majority of the Convertible Preferred Stock.

         o Conversion. Each share is convertible into our common stock at a conversion price of $9.50 per share, subject to adjustment under certain circumstances. The conversion price will be reduced for a limited period (but to not less than $5.21) if a change in control or fundamental change of Range occurs at a time that the market price of our common stock is less than the conversion price.

         o Exchange. Range may exchange the $2.03 Convertible Preferred Stock for an aggregate of $28,750,000 principal amount of our 8.125% Convertible Subordinated Notes due December 31, 2005.

         o Redemption. We can redeem shares of $2.03 Convertible Preferred Stock at redemption prices declining from $26.00 in 1999 to $25.00 per shares in 2003 and thereafter, plus cumulative unpaid dividends.

         o Liquidation. In any liquidation, dissolution or winding-up, a holder of $2.03 Convertible Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share before any distribution to the holders of our common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND LAW

         Certain provisions in our Certificate of Incorporation may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. The Certificate of Incorporation provides that, unless the board of directors has previously approved of the transaction, certain mergers, consolidations, sales or leases of all or substantially all of our assets with or to a party who owns (or whose affiliates or associates own) 5% or more of a class of our stock require the affirmative vote of the holders of at least 80% of our voting stock.

         As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware which restricts certain "business combinations" between us and an "interested stockholder" or that stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." In general, the law defines an "interested stockholder" as a stockholder owning 15% or more of our outstanding voting stock. The law defines the term "business combination" to encompass a wide variety of transactions with an interested stockholder including mergers, consolidations, asset sales or other leases, transfers or exchanges of assets in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. The restrictions do not apply if:

         o prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

         o upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

         o on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         We may, at our option, elect to offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

         The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

         The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering.

         The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

         If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

REDEMPTION OF DEPOSITARY SHARES

         Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary.

         Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or
(b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will be required to pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal.

The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

         The depositary will be required to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

         Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent and on documents we believe to be genuine.

                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase debt securities ("debt warrants"), preferred stock ("preferred stock warrants"), or common stock ("common stock warrants," and collectively with the preferred stock warrants, the "stock warrants"). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

         We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, which may include the following:

         o  the title of the debt warrants;

         o  the price or prices at which the debt warrants will be issued;

         o  the aggregate number of the debt warrants;

         o the designation and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

         o the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

         o the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

         o the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

         o the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

         o the maximum or minimum number of the debt warrants which may be exercised at any time;

         o whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

         o  information with respect to book-entry procedures, if any;

         o the currency or currency units in which the offering price, if any, and the exercise price are payable;

         o a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants;

         o  the antidilution provisions of the debt warrants, if any;

         o the redemption or call provisions, if any, applicable to the debt warrants; and

         o any other terms of the debt warrants, including terms, procedures and limitations relating to the exercise of the debt warrants.

         Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments principal, premium or interest on the securities purchasable upon the exercise.

STOCK WARRANTS

         We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, which may include the following:

         o  the title of the warrants;

         o  the price or prices at which the warrants will be issued;

         o  the aggregate number of the warrants issued;

         o the designation and terms of the preferred stock or common stock for which the warrants are exercisable;

         o if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of the warrants issued with each share of preferred stock or common stock;

         o if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

         o the number of shares of preferred stock or common stock purchasable upon exercise of the warrants and the exercise price of the warrants;

         o the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

         o the maximum or minimum number of the warrants which may be exercised at any time;

         o the currency or currency units in which the offering price, if any, and the exercise price are payable;

         o if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

         o  any antidilution provisions of the warrants;

         o  any redemption or call provisions applicable to the warrants; and

         o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

         Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

         Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                            DESCRIPTION OF GUARANTEES

         One or more subsidiaries of Range may issue guarantees in connection with debt securities offered by any prospectus supplement. The following summary of certain provisions of the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of guarantee that will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued pursuant to the indenture. The prospectus supplement for a particular issue of debt securities will describe the terms of the related guarantees, including the following:

         o  the series of debt securities to which the guarantees apply;

         o  whether the guarantees are secured or unsecured;

         o  whether the guarantees are conditional or unconditional;

         o whether the guarantees are senior or subordinate to other guarantees or debt;

         o the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

         o  any additional terms of the guarantees.

                            SELLING SECURITY HOLDERS

         In general, the persons to whom we issue securities under this prospectus will be able to resell those securities in the public markets without further registration and without being required to deliver a prospectus. However, certain persons who receive large blocks of our securities may want to resell those securities in distributions that would require the delivery of a prospectus. This prospectus may be used for those resales. However, no person who receives the securities covered by this prospectus will be authorized to use this prospectus for an offer of such securities without first obtaining our consent. We may limit our consent to a specified time period and subject to certain limitations and conditions, which may vary by agreement, we will provide the information identifying any people reselling securities acquired under this prospectus and will disclose information about them and the securities they are reselling in a supplement to this prospectus as may then be required by the Securities Act of 1933 and the rules of the SEC.

                              PLAN OF DISTRIBUTION

ISSUANCE OF SECURITIES BY RANGE

         We may issue from time to time up to a total of $125,000,000 worth of
(i) debt securities; (ii) common stock; (iii) preferred stock; (iv) depositary shares relating to preferred stock; (v) warrants to purchase debt securities, common stock or preferred stock; and (vi) guarantees of one or more subsidiaries of Range of the payment of debt securities issued by Range to the owners of businesses, securities (including classes or series of securities of Range or its subsidiaries) and/or assets we may acquire in the future. The specific terms upon which we will issue these securities will be determined by negotiation with the owners of the businesses, securities or assets we acquire. We expect the securities we issue in an acquisition to be reasonably related to prevailing market prices of such securities at or near the time we enter an acquisition agreement or consummate the acquisition.

SALES OF SECURITIES BY SELLING SECURITY HOLDERS

         We will not receive any of the proceeds from the resale of the securities by selling security holders. The selling security holders may resell all of a portion of the securities beneficially owned by them on any exchange or market on which the securities are listed or quoted, on terms to be determined at the times of such sales. The selling security holders also may make private sales directly or through a broker. Alternatively, any of the selling security holders may offer securities issued under this prospectus through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders.

         The specific amount of the securities being offered or sold, the names of the selling security holders, the purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement.

         To comply with state securities laws, the securities covered by this prospectus will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold at all unless they have been offered or qualified for sale in those states or an exemption from the registration or qualification requirement is available.

         The selling security holders and any brokers, dealers, agent or underwriters that participate with the selling security holders in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts received by them and any profit on the resale of the securities sold under this prospectus and purchased by them may be deemed to be underwriting commissions or discounts.

         We and the selling security holders may agree to indemnify each other against certain liabilities arising under the Securities Act of 1933. We may pay all expenses related to the offer and sale of the securities they sell under this prospectus, other than selling commissions and fees.

                                  LEGAL MATTERS

         Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas or another counsel named in the prospectus supplement, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                     EXPERTS

         Arthur Andersen LLP, independent public accountants, have audited our financial statements for the year ended December 31, 1998 incorporated by reference in this prospectus. These financial statements are incorporated by reference herein in reliance upon their report and upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the selling security holders sell all of the securities.

         o Annual Report on Form 10-K for the year ended December 31, 1998, dated March 15, 1999 (File No. 1-12209);

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, dated May 13, 1999 (File No. 1-12209);

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, dated August 12, 1999 (File No. 1-12209); and

         o The description of Range's common stock contained in the registration statement on Form 8-A, dated July 16, 1996 (File No. 1-12209).

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                          Range Resources Corporation
                            500 Throckmorton Street
                            Fort Worth, Texas 76102
                         Attention: Corporate Secretary
                                 (817) 870-2601

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes, among other things, a corporation to indemnity any person ("indemnitee") who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. The indemnification pursuant to Section 145 is not exclusive of other rights of indemnification to which a person may be entitled.

         Section 145 of the DGCL also empowers Range to purchase and maintain insurance on behalf of any person who is or was an officer or director of Range against liability asserted against or incurred by him in any such capacity, whether or not Range would have the power to indemnify such officer or director against liability under the provisions of Section 145.

         Article SEVENTH, section (5) of Range's Certificate of Incorporation provides:

         Any former, present or future director, officer or employee of the Company or the legal representative of any such director, officer or employee shall be indemnified by the Company.

         (a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has ben successful on the merits or otherwise in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, or in defense of any claim, issue or matter therein, by reason of such person being or having been such director, officer or employee, and

         (b) with respect to any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred to the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable for negligence or misconduct except as and to the extent determined by such court.

         Article EIGHTH of Range's Certificate of Incorporation provides:

         No director of the Company shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction form which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article VIII, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter, but for this Article VIII, would accrue or arise prior to such repeal or modification.

         Article XII of Range's Bylaws provides that each director, officer, employee and agent of Range shall be indemnified by Range to the fullest extent permitted by Delaware law, including any changes in Delaware law adopted in the future. All directors of Range have executed an indemnification agreement the form of which was approved by stockholders at Range's 1994 annual stockholders meeting.

         Article XII of Range's Bylaws also allows Range to purchase liability insurance for officers and directors and an insurance policy is currently in place.

         The preceding discussion of Range's Certificate of Incorporation,
Section 145 of the General Corporation Law of the State of Delaware, our Bylaws and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, the Bylaws,
Section 145 of the General Corporation Law of the State of Delaware, and the indemnification agreements.

         ITEM 21.  EXHIBITS

         There are filed with this Registration Statement the following exhibits:


   EXHIBIT
   NUMBER            Description

   1.1*         --   Form of Equity Underwriting Agreement.

   1.2*         --   Form of Debt Securities Underwriting Agreement

   3.1          --   Certificate of Incorporation dated March 24, 1980
                     (incorporated by reference to Range's Registration
                     Statement (No. 33-31558)

   3.2          --   Certificate of Amendment of Certificate of Incorporation
                     dated July 22, 1981 (incorporated by reference to Range's
                     Registration Statement (No. 33-31558))

   3.3          --   Certificate of Amendment of Certificate of Incorporation
                     dated September 8, 1982 (incorporated by reference to Range's Registration Statement (No. 33-31558))

   3.4          --   Certificate of Amendment of Certificate of Incorporation
                     dated July 22, 1981 (incorporated by reference to Range's
                     Registration Statement (No. 33-31558))

   3.5          --   Certificate of Amendment of Certificate of Incorporation
                     dated August 31, 1989 (incorporated by reference to Range's Registration Statement (No. 33-31558))

   3.6          --   Certificate of Amendment of Certificate of Incorporation
                     dated May 30, 1991 (incorporated by reference to Range's
                     Registration Statement (No. 333-20257))

   3.7          --   Certificate of Amendment of Certificate of Incorporation
                     dated November 20, 1992 (incorporated by reference to Range's Registration Statement (No. 333-20257))

   3.8          --   Certificate of Amendment of Certificate of Incorporation
                     dated May 24, 1996 (incorporated by reference to Range's
                     Registration Statement (No. 333-20257))

   3.9          --   Certificate of Amendment of Certificate of Incorporation
                     dated October 2, 1996 (incorporated by reference to Range's
                     Registration Statement (No. 333-20257))

   3.10         --   Restated Certificate of Incorporation as required by Item
                     102 of Regulation S-T (incorporated by reference to Range's
                     Registration Statement (No. 333-20257))

   3.11         --   Certificate of Amendment of Certificate of Incorporation
                     dated August 25, 1998 (incorporated by reference to Range's
                     Registration Statement (No. 333-62439))

   3.12         --   Amended and Restated By-Laws of Range (incorporated by
                     reference to Range's Registration Statement (No. 33-31558))

   4.1          --   Certificate of Incorporation of Range, as amended
                     (incorporated by reference to Exhibits 3.1 through 3.11)

   4.2          --   Amended and Restated By-Laws of Range (incorporated by
                     reference to Exhibit 3.12)

   4.3**        --   Form of Indenture between Range and one or more
                     commercial banks to be named, as trustee.

   4.4*         --   Form of Senior Debt Security.

   4.5*         --   Form of Subordinated Debt Security.

   4.6*         --   Form of Deposit Agreement.

   4.7*         --   Form of Depositary Receipt.

   4.8*         --   Form of Warrant Agreement.

   4.9*         --   Form of Warrant Certificate.

   4.10*        --   Form of Guarantee.

   4.11         --   Specimen certificate of Lomak Petroleum, Inc. (incorporated by reference to the Company's Registration Statement
                     (No. 333-20257)).

   4.12         --   Certificate of Trust of Lomak Financing Trust
                     (incorporated by reference to the Company's Registration
                     Statement (No. 333-43823)).

   4.13         --   Amended and Restated Declaration of Trust of Lomak
                     Financing Trust dated as of October 22, 1997 by The Bank of
                     New York (Delaware) and the Bank of New York as Trustees and Lomak Petroleum, Inc. as Sponsor (incorporated by reference to the Company's Registration Statement (No.
                     333-43823)).

   4.14         --   Indenture dated as of October 22, 1997, between Lomak
                     Petroleum, Inc. and The Bank of New York (incorporated by reference to the Company's Registration Statement (No.
                     333-43823)).

   4.15         --   First Supplemental Indenture dated as of October 22,
                     1997, between Lomak Petroleum, Inc. and The Bank of New
                     York (incorporated by reference to the Company's
                     Registration Statement (No. 333-43823)).

   4.16         --   Form of 5 3/4% Preferred Convertible Securities (included
                     in Exhibit 4.5 above).

   4.17         --   Form of 5 3/4% Convertible Junior Subordinated
                     Debentures (included in Exhibit 4.7 above).

   4.18         --   Convertible Preferred Securities Guarantee Agreement
                     dated October 22, 1997, between Lomak Petroleum, Inc., as
                     Guarantor, and The Bank of New York as Preferred Guarantee
                     Trustee (incorporated by reference to the Company's
                     Registration Statement (No. 333- 43823)).

   4.19         --   Common Securities Guarantee Agreement dated October 22,
                     1997, between Lomak Petroleum, Inc., as Guarantor, and The
                     Bank of New York as Common Guarantee Trustee. (incorporated by reference to the Company's Registration Statement No.
                     333-43823)).

   4.20         --   Purchase and Sale Agreement between Cometra Energy, L.P.
                     and Cometra Production Company, L.P., as seller, and Lomak
                     Petroleum, Inc., as buyer, dated December 31, 1996, including First Amendment to Purchase and Sale Agreement, dated January 10, 1997 (incorporated by reference to the Company's Registration Statement (No. 333- 20257)).

   4.21         --   Purchase and Sale Agreement between Rockland, L.P., as
                     seller, and Lomak Petroleum, Inc., as buyer, dated
                     December 31, 1996 (incorporated by reference on the Company's Registration Statement (No. 333-20257)).

   4.22         --   Form of Trust Indenture relating to the Senior
                     Subordinated Notes due 2007 between Lomak Petroleum, Inc., and Fleet National Bank as trustee (incorporated on the Company's Registration Statement (No. 333-20257)).

   4.23         --   Purchase and Sale Agreement dated as of September 8, 1997
                     by and among Cabot Oil & Gas Corporation, Cranberry
                     Pipeline Corporation, Big Sandy Gas Company, and Lomak
                     Petroleum, Inc. (incorporated by reference to Form 10-K dated March 20, 1998).

   4.24         --   Agreement and Plan of Reorganization dated December 5, 1997 between Arrow Operating Company, Kelly W. Hoffman and L .S.
                     Decker and Lomak Petroleum, Inc. (incorporated by reference to the Company's Registration Statement
                     (No. 333-43823)).

   5.1**        --   Form of opinion of Vinson & Elkins L.L.P. as to the
                     legality of the securities to be registered.


  10.1          --   Incentive and Non-Qualified Stock Option Plan dated
                     March 13, 1989 (incorporated by reference to the Company's
                     Registration Statement (No. 33-31558)).

  10.2          --   Advisory Agreement dated September 29, 1988 between
                     Lomak and SOCO (incorporated by reference to the Company's
                     Registration Statement (No. 33-31558)).

  10.3          --   401(k) Plan Document and Trust Agreement effective
                     January 1, 1989 (incorporated by reference to the Company's
                     Registration Statement (No. 33-31558)).

  10.4          --   1989 Stock Purchase Plan (incorporated by reference to the
                     Company's Registration Statement (No. 33-31558)).

  10.5          --   Form of Directors Indemnification Agreement (incorporated
                     by reference to the Company's Registration Statement
                     (No. 333-47544)).

  10.6          --   1994 Outside Directors Stock Option Plan (incorporated by
                     reference to the Company's Registration Statement
                     (No. 33-47544)).

  10.7          --   1994 Stock Option Plan (incorporated by reference to the
                     Company's Registration Statement (No. 33-47544)).

  10.8          --   $400,000,000 Credit Agreement Among Lomak Petroleum, Inc.,
                     as Borrower, and the Several Lenders from Time to Time parties Hereto, including Bank One, Texas, N.A. as
                     Administrative Agent, The Chase Manhattan Bank, as
                     Syndication Agent, and Nationsbank of Texas, N.A., as
                     Documentation Agent (incorporated by reference to Form
                     10-K dated February 7, 1997).

  10.9          --   Registration Rights Agreement dated October 22, 1997, by
                     and among Lomak Petroleum, Inc., Lomak Financing Trust,
                     Morgan Stanley & Co. Incorporated, Credit Suisse First
                     Boston, Forum Capital markets L.P. and McDonald Company
                     Securities, Inc., (incorporated by reference to the Company's Registration Statement (No. 333-43823)).

 10.10          --   Amendment to the Lomak Petroleum, Inc., 1989 Stock
                     Purchase Plan, as amended (incorporated by reference to the Company's Registration Statement (No. 333-44821)).

 10.11          --   1997 Stock Purchase Plan (incorporated by reference to the
                     Company's Registration Statement (No. 333-44821)).

 10.12          --   1997 Stock Purchase Plan, as amended (incorporated by
                     reference to the Company's Registration Statement
                     (No. 333-44821)).

 10.13          --   Fourth Amendment to $400,000,000 Credit Agreement dated
                     January 27, 1999 (incorporated by reference to Form 10-K dated March 15, 1999).

 10.14          --   Second Amended and Restated 1996 Stock Purchase and Option
                     Plan for Key Employees of Domain Energy Corporation and
                     Affiliates (incorporated by reference to the Company's
                     Registration Statement (No. 333-62439)).

 10.15          --   Domain Energy Corporation 1997 Stock Option Plan for
                     Nonemployee Directors (incorporated by reference to the Company's Registration Statement (No. 333-62439)).

 10.16          --   Employment Agreement, dated August 25, 1998, between the
                     Company and Michael V. Ronca (incorporated by reference to
                     Form 10-K dated March 15, 1999).

 10.17          --   Credit Agreement, dated as of June 7, 1996, between Domain the Finance Corporation and Compass Bank-Houston (including
                     First and the Second Amendment thereto) (incorporated by reference to Exhibit 10.3 of Domain Energy Corporation's
                     Registration Statement on Form S-1 filed with the Commission on April 4, 1997 and Exhibit 10.3 of Amendment
                     No. 1 to Domain Energy Corporation's Registration Statement on Form S-1 filed with the Commission on May 21, 1997)
                     (File No. 333-24641).

 12.1           --   Computation of Ratios of Earnings to Fixed Charges and
                     Earnings to Fixed Charges and Preferred Stock Dividends
                     (incorporated by reference to Range's registration statement on Form S-3, filed as of April 22, 1999).

 21.1           --   Subsidiaries of the Registrant (incorporated by reference
                     to Form 10-K dated March 15, 1999) .

 23.1+          --   Consent of Arthur Andersen LLP.


 23.2**         --   Consent of Vinson & Elkins L.L.P. (included in the
                     opinion filed as Exhibit 5.1 to this Registration
                     Statement).


 24.1**         --   Powers of Attorney of directors and officers of Range
                     and Subsidiary Guarantors.

 25.1*          --   Form T-1 Statement for Eligibility under Trust Indenture
                     Act of 1933 of Trustee.


-----------
+    Filed herewith.

*    To be filed.

**   Previously filed.

         ITEM 22.  UNDERTAKINGS

         The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Range's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 15 above or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

         (10) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on September 24, 1999.


                                            RANGE RESOURCES CORPORATION


                                            By: /s/ John H. Pinkerton
                                               --------------------------------

                                               John H. Pinkerton
                                               President and Chief
                                               Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




             SIGNATURE                                 TITLE                                   DATE
             ---------                                 -----                                   ----
                 *                  Chairman and Chairman of the Board                  September 24, 1999
-------------------------------
         Thomas J. Edelman

                 *                  Chief Executive Officer, President and              September 24, 1999
-------------------------------
         John H. Pinkerton          Director

                 *                  Chief Operating Officer, and Director               September 24, 1999
-------------------------------
         Michael V. Ronca

       /s/ Thomas W. Stoelk         Chief Financial Officer and Senior Vice             September 24, 1999
-------------------------------
         Thomas W. Stoelk           President - Finance & Administration

                 *                  Chief Accounting Officer and Vice                   September 24, 1999
-------------------------------
         Geoffrey T. Doke           President and Controller

                 *                  Director                                            September 24, 1999
-------------------------------
         Robert E. Aikman

                 *                  Director                                            September 24, 1999
-------------------------------
          Allen Finkelson

                 *                  Director                                            September 24, 1999
-------------------------------
          Anthony V. Dub

                 *                  Director                                            September 24, 1999
-------------------------------
           Ben A. Guill

                 *                  Director                                            September 24, 1999
-------------------------------
        Jonathan S. Linker



* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to Registration Statement on Form S-4 on September 24, 1999, pursuant to powers of attorney executed on behalf of the above-named officers and directors and previously filed with the Securities and Exchange Commission.



By:  /s/ Thomas W. Stoelk
    ------------------------

         Thomas W. Stoelk
         Attorney-in-fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this Amendment No. 5 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on September 24, 1999.


                                  RANGE OPERATING COMPANY
                                  RANGE PRODUCTION COMPANY
                                  BUFFALO OILFIELD SERVICES, INC.
                                  RANGE ENERGY SERVICES COMPANY
                                  RESOURCES DEVELOPMENT COMPANY
                                  RANGE ENERGY I, INC.
                                  RANGE GATHERING & PROCESSING COMPANY
                                  RANGE GAS COMPANY
                                  RRC OPERATING COMPANY
                                  RANGE ENERGY VENTURES CORPORATION
                                  GULFSTAR ENERGY, INC.
                                  GULFSTAR SEISMIC, INC.


                                  By: /s/ John H. Pinkerton
                                      -----------------------------------------

                                          John H. Pinkerton
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.




              SIGNATURE                                 TITLE                                   DATE
              ---------                                 -----                                   ----
                  *                  Director, Chief Executive Officer and               September 24, 1999
--------------------------------
          John H. Pinkerton          President (principal executive officer)

        /s/ Thomas W. Stoelk         Director and Senior Vice President -                September 24, 1999
--------------------------------
          Thomas W. Stoelk           Finance (principal financial and
                                     accounting officer)

                  *                  Director and Chief Operating Officer                September 24, 1999
--------------------------------
          Michael V. Ronca



* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to Registration Statement on Form S-4 on September 24, 1999, pursuant to powers of attorney executed on behalf of the above-named officers and directors and previously filed with the Securities and Exchange Commission.



By:  /s/ Thomas W. Stoelk
    -------------------------

        Thomas W. Stoelk
        Attorney-in-fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on September 24, 1999.


                                                 LOMAK FINANCING TRUST


                                                 By: /s/ John H. Pinkerton
                                                     ---------------------------

                                                     John H. Pinkerton, Trustee



                                                 By: /s/ Thomas W. Stoelk
                                                     ---------------------------

                                                     Thomas W. Stoelk, Trustee

                                INDEX TO EXHIBITS


   EXHIBIT NUMBER            DESCRIPTION
   --------------            -----------
      23.1                   Consent of Independent Public Accountants